                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                              HOST FUNDING, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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


                               HOST FUNDING, INC.
                         6116 NORTH CENTRAL EXPRESSWAY
                                   SUITE 1313
                              DALLAS, TEXAS 75206

                             ---------------------

                                PROXY STATEMENT

     This Proxy Statement and accompanying Proxy Card are being furnished by the Board of Directors of Host Funding, Inc., a Maryland corporation (the "Corporation"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held in the Monterey Room of the DoubleTree Hotel, Campbell Centre, 8250 North Central Expressway, Dallas, Texas 75206, on Monday, June 7, 1999 at 10:00 a.m., Dallas time, and at any adjournments thereof (the "Annual Meeting"). This Proxy Statement, with the accompanying Proxy Card, is first being mailed to holders of the Corporation's Class A Common Stock, $0.01 par value (the "Class A Common Stock"), on or about April 30, 1999.

     The purpose and business of the meeting is:

     (1) To elect five (5) directors to serve until the next Annual Meeting of Stockholders and until their successors are elected (Proposal 1);

     (2) To authorize the designation and subsequent issuance of up to 5,000,000 shares of the Class A Cumulative Convertible Preferred Stock, $ 0.01 par value (the "Class A Preferred Stock"), of the Corporation (Proposal 2);

     (3) To authorize the reservation and subsequent issuance of up to 4,000,000 shares of the authorized but unissued shares of Class A Common Stock of the Corporation, which shares shall be issuable upon conversion of membership units (the "Membership Units") in certain operating companies to be formed by the Corporation and as further described in this Proxy Statement (Proposal 3); and

     (4) To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     Only stockholders of record of Class A Common Stock at the close of business on April 29, 1999, will be entitled to vote at the Annual Meeting. As of the close of business on such date, there were outstanding and entitled to vote 1,547,369 shares of Class A Common Stock. Each share of Class A Common Stock is entitled to one vote. The presence in person or by proxy, of the holders of a majority of the votes represented by the outstanding shares of Class A Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the conduct of business at the Annual Meeting.
Shares held by persons who abstain from voting on a proposal will be counted in determining whether a quorum is present, but will not be counted as voting either for or against such proposal. If a broker indicates on the Proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Assuming the presence of a quorum, the affirmative vote of (i) the holders of a plurality of the shares voting at the meeting is necessary for the election of directors (Proposal 1) and (ii) the holders of a majority of the voting shares is necessary for the designation and subsequent issuance of the Class A Preferred Stock (Proposal
2) and the reservation and subsequent issuance of shares of Class A Common Stock upon conversion of the Membership Units (Proposal 3). An automated system administered by the Corporation's transfer agent will tabulate the votes.

     Where a specific designation is given in the Proxy with respect to the vote on the directors and Proposals 2 and 3, the Proxy will be voted in accordance with such designation. If no such designation is made, the Proxy will be voted FOR the nominees for directors named in this Proxy Statement and in favor of Proposals 2 and 3. Any stockholder giving a Proxy may revoke it at any time before it is voted at the Annual Meeting by delivering to the Secretary of the Corporation a written notice of revocation or duly executed Proxy bearing a later date or by appearing at the Annual Meeting and revoking his or her Proxy and voting in person.

     All of the directors, nominees for director and officers of the Corporation have agreed to vote the Class A Common Stock held by such persons in favor of Proposal 2 and Proposal 3. As of the date of this Proxy Statement, such directors, nominees for director and officers owned or controlled 656,370 shares, or 42.42%, of the Class A Common Stock of the Corporation outstanding as of the date of this Proxy Statement. See "Security Ownership of Certain Beneficial Owners and Management".

                             ELECTION OF DIRECTORS
                                 (PROPOSAL 1)

     Five directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders and until their respective successors are elected. Except where authority to vote for directors has been withheld, it is intended that the proxies received pursuant to this solicitation will be voted FOR the nominees named. If for any reason any such nominee is not available for election, such proxies will be voted in favor of the remaining named nominees and may be voted for substitute nominees in place of those who are not candidates. Management, however, has no reason to expect that any of the nominees will be unavailable for election. All nominees have agreed to serve if elected.

     The Bylaws of the Corporation provide that the Board of Directors shall consist of not less than three and no more than fifteen members and that vacancies on the Board of Directors and newly-created directorships may be filled by a majority vote of the entire Board of Directors at any meeting. To be elected a director, each nominee must receive a plurality of all votes cast at the meeting for the election of directors.

              THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
              EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

     Except for Messrs. Brian K. Rodgers and Robert E. Dixon, all nominees for director have served as directors since the last Annual Meeting of Stockholders held on July 16, 1998. The following information has been furnished to the Corporation by the nominees for director and by the non-director executive officers:

MICHAEL S. MCNULTY, DIRECTOR AND PRESIDENT

     Michael S. McNulty, 51, received his Juris Doctorate from Southern Methodist University in 1973. From 1977 to 1985, Mr. McNulty was employed by the real estate development corporation of a multi-national family with business interests in various countries. During that period, Mr. McNulty was responsible for developing partnerships for investments in over thirty real estate projects with gross investments exceeding $200,000,000. Prior to election in September 1995 as President of the Corporation, Mr. McNulty owned his own private financial consulting firm. Mr. McNulty is also President and Director of a controlling venture in a Napa Valley based winery. In addition, Mr. McNulty has served from 1994 to the present as the President and a director of Blacor, Inc., the principal corporation of a group of companies controlled by a multi-national investor, the primary purpose of which is to invest in real property in the United States.

GUY E. HATFIELD, DIRECTOR

     Guy E. Hatfield, 64, has been President of All American Group, Inc., a Delaware corporation, since 1989. Mr. Hatfield earned a Bachelor of Science degree from Bradley University in 1955 and a Juris Doctorate from the University of San Diego in 1962. From 1984 to 1989, Mr. Hatfield was Chairman of the Board and Chief Executive Officer of Motels of America, Inc., a corporation which built and managed 107 Super 8 motels and had gross annual sales of $80,000,000. Since 1989, Mr. Hatfield has served as President and Chairman of Hatfield Inns, Inc., a corporation involved in the ownership and management of hotel properties.

BRIAN K. RODGERS, DIRECTOR

     Brian K. Rodgers, 27, is an associate of HVS International, a worldwide hotel consulting and appraisal firm serving hotel owners and lenders throughout the United States and abroad. Mr. Rodgers has conducted appraisals on hotel assets and development projects valued at over $1 billion. Prior to his employment at HVS International, Mr. Rodgers gained operational experience at Four Seasons Hotels and Resorts, serving a management role in the opening of the Four Seasons Resort Aviara, located in Carlsbad, California. Mr. Rodgers earned a Bachelor of Arts degree in psychology from the University of California at San Diego in 1994, and a Master of Management in Hospitality degree from Cornell University in 1998. Mr. Rodgers currently resides in San Francisco, California and is an active member of the Cornell Hotel Society.

WILLIAM M. BIRDSALL, DIRECTOR

     William M. Birdsall, 50, was Chairman of the Board and Chief Executive Officer of the Company until March 31, 1998. Effective April 1, 1998, Mr. Birdsall resigned his position as Chairman of the Board and Chief Executive Officer, but continues to serve as an independent director of the Company. He also serves as President of Birdsall & Corporation, a real estate investment and finance firm located in Durango, Colorado. Before starting Birdsall & Corporation in 1993, Mr. Birdsall was Chairman and CEO of the Price REIT, a public corporation which he co-founded and took public in 1991 in the form of a Real Estate Investment Trust trading on NASDAQ. Mr. Birdsall has been involved with real estate development since 1978. He was Chief Operating Officer of Estes Properties, Inc., where he was responsible for operations of the Lowes Ventana Canyon Resort and Golf Club in Tucson, Arizona, a 2,000-acre planned community and resort hotel. From 1982 through 1987 he was Senior Vice-President of Real Estate for Ramada, Inc., an international hotel chain. He now serves on the Scripps Memorial Hospitals Foundation Board and is a member of the Young Presidents Organization, Arizona Bar Association, Urban Land Institute, and International Council of Shopping Centers.

ROBERT E. DIXON, DIRECTOR

     Robert E. Dixon, 28, is the managing member and controlling interest holder in Sutter Capital Management, LLC. Mr. Dixon is a Canadian citizen and received his bachelors degree from the University of California at Los Angeles in 1992. During 1993 and 1994, Mr. Dixon was employed by Lehman Brothers in equity sales and trading and in October, 1994 joined MacKenzie Patterson, Inc., as a securities research analyst. In June, 1996, Mr. Dixon left MacKenzie Patterson to begin buying and selling securities for his own account and that of Sutter Opportunity Fund, an entity which he controls.
Mr. Dixon was a registered representative of North Coast Securities from 1994 through 1997.

BONA K. ALLEN, CHIEF FINANCIAL OFFICER

     Bona K. Allen, 38, is the Chief Financial Officer and Secretary of the Company, and has been involved in financial aspects of real estate investment, development, management, and construction since graduating from Birmingham-Southern College in 1982. Prior to appointment to the Corporation, Mr. Allen served as a financial executive with The Myrick Company (Atlanta, Georgia) and as a financial consultant from 1994 through 1996. From 1986 to 1994, Mr. Allen was employed by Wilma South Management Corporation (and affiliates), the United States holding company of a Dutch owned real estate group. Mr. Allen served in several positions with increasing responsibility and was named Vice President/Chief Financial Officer in 1991. He was responsible for the financial operations of the Company at the time Wilma owned or controlled assets with a cost totaling in excess of $500 million located in the Southwest, Southeast and Southern California regions of the United States. Mr. Allen is a member of the American Institute of Certified Accountants, the Georgia Society of Certified Public Accountants, and the Alabama Society of Certified Public Accountants. Mr. Allen was elected Chief Financial Officer of the Company effective February 1, 1997.

                 OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

     The Corporation does not have a nominating committee. Nominations for directors and officers are considered by the entire Board of Directors. The Corporation's Board of Directors has established Audit, Executive and Compensation Committees. During 1998, there were twelve (12) meetings of the Board of Directors and one (1) meetings of each of the Executive, Audit and Compensation Committees. All directors attended at least seventy-five percent (75%) of all meetings of the Board of Directors and each committee on which each director served as a member. The principal duties and current membership of the three standing committees are as follows:

     AUDIT COMMITTEE. Recommends to the Board of Directors the appointment of independent auditors; reviews annual financial reports to stockholders prior to their publication; reviews with the independent public accountants the plans and results of the audit engagement; approves professional services provided by the independent public accountants; reviews the independence of the independent public accountants; considers the range of audit and non-audit fees; and reviews the adequacy of the Corporation's internal accounting controller. Membership of the Audit Committee is comprised of three non-employee independent directors. The members of the Audit Committee are Don W. Cockroft, Charles R. Dunn and William M. Birdsall.

     EXECUTIVE COMMITTEE. Except as restricted by applicable law, the Executive Committee has all the powers of the Board of Directors between meetings of the Board. Membership of the Executive Committee is comprised of three directors. The members of the Executive Committee are William M. Birdsall, Michael S. McNulty and Guy E. Hatfield.

     COMPENSATION COMMITTEE. The duties of the Compensation Committee include providing a general review of the Corporation's compensation and benefit plans to insure that they meet the Corporation's objectives. In addition, the Compensation Committee has the sole authority to administer and grant awards under the 1997 Incentive Plan approved by the Board of Directors of the Corporation and approved by the stockholders at the annual meeting of the stockholders held on May 21, 1997. Membership of the Compensation Committee is comprised of three non-employee directors. The members of the Compensation Committee are Don W. Cockroft, Charles R. Dunn and Guy E. Hatfield.

                            COMPENSATION OF DIRECTORS

     In 1996, each of Messrs. Cockroft, Birdsall, and Dunn purchased 10,000 shares of Class A Common Stock in the Corporation's initial public offering. The purchase price for the Class A Common Stock was paid by the execution by each director of a $100,000, non-recourse promissory note secured by the purchased shares (the "Directors Notes"). In connection with the purchase of the shares, the Corporation agreed to forgive the Directors Notes (i) in increments of 18% of the principal amount per annum for each year the director remains a director of the Corporation, and (ii) upon the death, disability or resignation of the director (except for voluntary resignation or failure to serve). Until the first quarter of 1998, the Corporation paid the outside directors (Messrs. Cockroft, Dunn and Birdsall) a director's fee of $1,500 for each meeting attended. The Corporation discontinued this policy for the fiscal year 1998, and in the alternative, elected to forgive quarterly interest payments on, and an additional 2% of the principal balance of, the Directors Notes. The Corporation has not paid and does anticipate paying directors for service on Committees. All of the directors of the Corporation are entitled to participate in the Host Funding, Inc. 1997 Incentive Plan, however, no benefits have been issued under the 1997 Incentive Plan since the date of adoption.

                             EXECUTIVE COMPENSATION

     The following table sets forth for the years presented, the compensation paid to the executive officers of the Corporation serving during 1998:


      Name and                                               Other
     Principal           Year       Salary      Bonus        Annual
    Position (1)                     ($)         ($)      Compensation
William M. Birdsall,     1998     $ 27,000                $20,000 (2)
Chairman                 1997     $ 99,000                $21,000 (2)
of the Board

Michael S. McNulty,      1998     $108,000
President                1997     $ 99,000

Bona K. Allen,           1998     $ 84,375
Chief                    1997     $ 65,625
Financial Offer

     (1) Each of Messrs. McNulty and Allen was employed during fiscal years 1997 and 1998 pursuant to an employment agreement with the Company. Mr. Birdsall was employed during fiscal year 1997 pursuant to an employment agreement with the Corporation, which was terminated on January 1, 1998. See "Employment Agreements and Other Compensation Arrangements" below.

     (2) Forgiveness of indebtedness on director promissory note. See "Compensation of Directors" above.


EMPLOYMENT AGREEMENTS AND OTHER COMPENSATION ARRANGEMENTS

WILLIAM M. BIRDSALL

     The Company's employment agreement with Mr. Birdsall dated February 1, 1997, provided for an initial three-year term through January 31, 2000, with automatic renewal for a period of one year on each anniversary date of February 1 ("Anniversary Date") unless terminated for any reason by written notice from either party given to the other at least one hundred twenty (120) days prior to the next Anniversary Date or unless otherwise terminated pursuant to the terms of the agreement. On January 1, 1998 the employment agreement with Mr. Birdsall was terminated and Mr. Birdsall resigned as Chairman of the Board and Chief Executive Officer of the Company effective April 1, 1998. Pursuant to such termination, the Company agreed to pay Mr. Birdsall the sum of $4,500 per month for the period January 1, 1998 through June 30, 1998. Mr. Birdsall continues to serve as an independent director of the Company.

MICHAEL S. MCNULTY

     The Company's employment agreement with Mr. McNulty dated February 1, 1997, provides for an initial three-year term through January 31, 2000, with automatic renewal for a period of one year on each anniversary date of February 1 ("Anniversary Date") unless terminated for any reason by written notice from either party given to the other at least one hundred twenty (120) days prior to the next Anniversary Date or unless otherwise terminated pursuant to the terms of the agreement. The agreement vests Mr. McNulty with full authority as President and Chief Operating Officer of the Company and provides for an annual base salary of $108,000, subject to an annual increase to (i) $150,000 if the assets of the Company exceed $150,000,000 and (ii) $250,000 if the assets of the Company exceed $250,000,000. The agreement also provides for payment of a performance bonus calculated pursuant to a formula based on the financial results achieved by the Company during any fiscal year. No employment bonuses were owed to Mr. McNulty for fiscal year 1998.

BONA K. ALLEN

     The Company's employment agreement with Mr. Allen dated February 1, 1997, provides for an initial three-year term through January 31, 2000, with automatic renewal for a period of one year on each anniversary date of February 1 ("Anniversary Date") unless terminated for any reason by written notice from either party given to the other at least one hundred twenty (120) days prior to the next Anniversary Date or unless otherwise terminated pursuant to the terms of the agreement. The agreement vests Mr. Allen with full authority as Chief Financial Officer of the Company and provides for an annual base salary of $75,000, subject to an annual increase to (i) $112,500 if the assets of the Company exceed $150,000,000, and (ii) $150,000 if the assets of the Company exceed $250,000,000.

The agreement also provides for payment of a performance bonus calculated pursuant to a formula based on the financial results achieved by the Company during any fiscal year. No employment bonuses were owed to Mr. Allen for fiscal year 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No officer or employee of the Corporation served as a member of the Compensation Committee of the Corporation during 1998. During 1998, membership of the Compensation Committee was comprised of Don W. Cockroft, Charles R. Dunn, and Guy E. Hayfield, each of whom was a non-employee director.

SECTION 16(a) COMPLIANCE

     Section 16(a) of the Exchange Act requires the Corporation's officers and directors, and persons who own more than 10 percent of a registered class of the Corporation's equity securities, to file reports of ownership and change in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representation from certain reporting persons that no Forms 3, 4 or 5 were required for those persons, the Corporation believes that, from January 1, 1998 to December 31 ,1998, all filing requirements applicable to its officers, directors, and greater than 10 percent beneficial owners were timely met, excluding Mr. Guy E. Hatfield.

     In August, 1998, the Company became aware that Mr. Hatfield, a director of the Company, had filed certain forms with the SEC subsequent to the dates such forms were due to be filed pursuant to SEC regulations. In August, 1998, Mr. Hatfield filed an Annual Statement of Changes in Beneficial Ownership on Form 5 ("Form 5") disclosing certain transactions that occurred in 1997. Such Form 5 was required to have been filed with the SEC on or before February 14, 1998. Additionally, in August, 1998, Mr. Hatfield filed a Statement of Changes in Beneficial Ownership on Form 4 which was required to be filed with the SEC on or before May 10, 1998.

                         REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee was responsible for developing the Corporation's executive compensation policies and administrating compensation plans during 1998. The objectives of the Corporation's executive compensation program administered by the Compensation Committee are:

     -  Support the achievement of desired Corporation performance.

     - Provide compensation that will attract and retain superior talent and reward performance.

     - Ensure that there is appropriate linkage between executive compensation and the enhancement of stockholder value.


The executive compensation program is also designed to provide an overall level of compensation opportunity that is competitive with companies of comparable size, capitalization and complexity. Actual compensation levels, however, may be greater or less than average competitive levels based upon annual and long-term Corporation performance and specific issues peculiar to the Corporation, as well as individual performance. Executive compensation is not necessarily determined by specific relationship to objective criteria or benchmarks of corporate performance. For the fiscal year 1999, the Compensation Committee will use its discretion to set executive compensation at levels warranted in its judgment by corporate and individual performance.

                                           Members of the Compensation Committee

                                                                 Guy E. Hatfield
                                                                 Don W. Cockroft
                                                                 Charles R. Dunn

                             CORPORATE PERFORMANCE

     The following graph compares the change in the Corporation's shareholder return on the Class A Common Stock for the period April 22, 1996 (the date the Corporation's Class A Common Stock became publicly-traded) through December 31, 1998, with the changes in the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the National Association of Real Estate Investment Trust Equity Index (the "NAREIT Equity Index") for the same period, assuming a base investment of $100 in the Class A Common Stock in each index for comparative purposes. Total return equals change in stock price plus dividends paid, and assumes that all dividends are reinvested. During the period presented, the Class A Common Stock was traded on the American Stock Exchange under the symbol "HFD". The NAREIT Equity Index is published monthly by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") in its publication, REITWATCH. The index is available to the public upon request to NAREIT.

                4/22/96  6/30/96  9/30/96 12/31/96 03/31/97 06/30/97  09/30/97  12/31/97   03/31/98  06/30/98  09/30/98 12/31/98
                -------  -------  ------- -------- -------- --------  --------  --------   --------  --------  -------- --------
HFD Stock       $100.00  $ 85.00  $ 83.46  $ 79.32  $101.61  $ 99.96  $101.12    $ 76.39   $ 65.37   $ 52.88    $ 23.50  $ 26.44
S & P           $100.00  $103.55  $106.12  $114.41  $117.47  $137.98  $148.32    $152.58   $177.34   $183.21    $164.98  $200.12
NAREIT Equity
 Index          $100.00  $103.35  $111.28  $132.26  $132.60  $140.15  $155.57    $157.20   $156.49   $149.24    $132.96  $127.73

     The foregoing price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

     There can be no assurance that the Corporation's share performance will continue into the future with the same or similar trends depicted in the graph above. The Corporation does not make or endorse any predictions as to future share performance.

            INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     None of the nominees for director or officers of the Corporation will receive any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of April 27, 1999, the beneficial ownership, as defined by regulations of the Securities and Exchange Commission (the "Commission"), of the Class A Common Stock held by: (i) each person or group of persons known to the Corporation to beneficially own more than five percent (5%) of the outstanding shares of Class A Common Stock;
(ii) each director of the Corporation; (iii) each current executive officer of the Corporation named in the preceding Executive Compensation Table; and
(iv) all directors and executive officers as a group. The number of shares and percentage ownership of Class A Common Stock for each person assumes that shares of Class A Common Stock issuable upon exercise of stock warrants to such person (exclusive of others) and exercisable within sixty (60) days from April 27, 1999, are outstanding. Said information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons.

        NAME OF                     AMOUNT AND NATURE OF                OWNERSHIP
  BENEFICIAL OWNER (1)            BENEFICIAL OWNERSHIP (2)               PERCENT
  --------------------            ------------------------              ---------
   Guy E. Hatfield                       371,643   (3)                    24.02%

   Ian Gardner-Smith                     114,370   (4)                     6.93%

   Robert E. Dixon                       227,318   (5)                    14.69%

   Michael S. McNulty                     49,528   (4) (6)                 3.15%

   William M. Birdsall                    10,000                           *

   Don W. Cockroft                        10,000                           *

   Charles R. Dunn                        10,000                           *

   Bona K. Allen                           1,800                           *

   All Directors and Officers
   of the Company as a
   Group (eight persons,
   including those named above)          680,289                          43.29%

*  Less than one percent.

     (1) The addresses of the more than five percent (5%) holders listed in the table are as follows: Guy E. Hatfield, 258 Coast Boulevard,
          La Jolla, California 92037; Ian Gardner-Smith, 1025 Prospect Street, Suite 350, La Jolla, California 92037; and Robert E. Dixon, 1640 School Street, Moraga, California 94556.

     (2) A person is considered to "beneficially own" the shares over which such person holds or shares voting power or investment power or over which such person can acquire such power within sixty (60) days (for example, through the exercise of stock options, stock warrants or conversion of securities). Except as otherwise noted, each director and officer has sole voting and investment power with respect to the shares of Class A Common Stock of the Corporation.

     (3) Includes 1,106 shares held in an Individual Retirement Account with Sunwest Federal Credit Union for the benefit of Mr. Hatfield's wife, Dorothy Hatfield; 1,574 shares held in an Individual Retirement Account with Sunwest Federal Credit Union for the benefit of Mr. Hatfield; 425 shares held in trust by Mr. Hatfield, as trustee, for the benefit of Mr. Hatfield and his wife; 240,000 shares held in the Hatfield Family Trust; 340 shares held by Sunwest Federal Credit Union for the benefit of Mr. Hatfield's son, Scott J. Hatfield; and 340 shares held in the name of Scott J. Hatfield, of which Mr. Hatfield may be deemed the beneficial owner.

     (4) Includes shares of Class A Common Stock which may be acquired within sixty (60) days of April 27, 1999 pursuant to the exercise of stock warrants as follows: Ian Gardner-Smith 102,908 shares; and Donegal Partners, Ltd., a family limited partnership of which Mr. McNulty acts as general partner, 11,959. Also includes 11,960 shares issuable upon exercise of stock warrants to Blacor, Inc., of which Mr. McNulty is president and a director, and of which, Mr. McNulty disclaims beneficial ownership.

     (5) Represents 227,318 shares of Class A Common Stock owned by Sutter Opportunity Fund, LLC, of which Mr. Dixon is the managing member and controlling interest holder. Mr. Dixon is a nominee for director.

     (6) Includes 5,781 shares of Class A Common Stock owned by Donegal Partners, Ltd., a family partnership, of which Mr. McNulty acts as general partner, 18,297 shares of Class A Common Stock owned by Blacor, Inc., of which Mr. McNulty serves as president and a director, 845 shares owned by MGB Partnership, and 686 shares owned by MSM Consulting, Inc., of which Mr. McNulty serves as president. Mr. McNulty disclaims beneficial ownership of Class A Common Stock held by Blacor, Inc. and MGB Partnership. In January, 1999, Mr. McNulty transferred 4,738 of the shares owned by Donegal to Blacor in exchange for cash and repayment of debt owed from Donegal to Blacor.

       PROPOSAL TO DESIGNATE AND AUTHORIZE THE ISSUANCE OF UP TO 5,000,000
                        SHARES OF CLASS A PREFERRED STOCK
                                 (PROPOSAL 2)

     The Corporation is requesting authority to designate and authorize the issuance of up to 5,000,000 shares of a new series of cumulative convertible preferred stock of the Corporation. The Corporation proposes to issue the preferred stock as partial consideration for future hotel and motel acquisitions by the Corporation or its subsidiaries or affiliates. The shares of convertible preferred stock will be designated Class A Cumulative Convertible Preferred Stock (the "Class A Preferred Stock"), with a par value of $0.01 per share. The Class A Preferred Stock will be convertible into the Class A Common Stock of the Corporation and will have dividend and liquidation preferences over the holders of Class A Common Stock of the Corporation. Each share of Class A Preferred Stock will be entitled to one vote per share. See "Description of Class A Preferred Stock" for a more
detailed description of the terms of the Class A Preferred Stock.   The
Corporation anticipates issuing the Class A Preferred Stock in the near future, however, additional terms of the Class A Preferred Stock have not yet been determined, and will be set forth by the Corporation's Board of Directors as the Board evaluates each potential property acquisition. The Articles of Incorporation of the Corporation deny preemptive rights to existing stockholders upon issuance of the Class A Preferred Stock. The Corporation will not solicit any further authorization from the stockholders of the Corporation prior to the issuance of Class A Common Stock upon conversion of shares of Class A Preferred Stock.

                     DESCRIPTION OF CLASS A PREFERRED STOCK

     The Corporation is requesting authority to designate and authorize the issuance of up to 5,000,000 shares of Class A Preferred Stock. Although the terms of the Class A Preferred Stock have not been finally established, the paragraphs set forth below describe the anticipated terms of the Class A Preferred Stock as discussed and approved by the Board of Directors. The actual terms of the Class A Preferred Stock may actually be more or less beneficial to the current stockholders of the Corporation than the terms described below. The Corporation's Board of Directors will determine dividend rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters based upon the circumstances relating to each potential property acquisition utilizing the Class A Preferred Stock, including, without limitation, requiring the attainment of certain minimum cash flow thresholds on acquired hotel properties prior to conversion. The Board of Directors proposes that the Class A Preferred Stock would:

* Be entitled to a cumulative preferred dividend over the holders of Class A Common Stock of the Corporation. The Board of Directors anticipates setting the dividend on the Class A Preferred Stock to achieve a 12% yield.

* Be entitled to a liquidation preference over the holders of Class A Common Stock of the Corporation.

* Be convertible, at the option of the holder of Class A Preferred Stock, into Class A Common Stock of the Corporation at a strike price of not less than $4.00 per share (subject to certain reset provisions which will provide that in no event shall the per share price be less than the book value per share of the Class A Common Stock). The minimum holding period for conversion of the Class A Preferred Stock will be eighteen (18) months from the date of issuance.

*    Be entitled to one vote per share.


The issuance of the Class A Common Stock upon conversion of the Class A Preferred Stock may be dilutive to existing stockholders if the per share conversion price of the Class A Preferred Stock at the time of conversion is less than the book value of the Class A Common Stock. Although the initial conversion price established by the Board of Directors may be greater or less than book value, the terms of the Class A Preferred Stock will provide that in no event will the actual conversion price be less than book value. Therefore, the issuance of shares of Class A Common upon conversion of Class A Preferred Stock should not have a dilutive effect on existing stockholders at the time of conversion. The shares of Class A Common issued upon conversion of Class A Preferred Stock will be deemed restricted securities and subject to the limitations on resale set forth in the Securities Act of 1933.

        TRANSACTIONS IN WHICH THE CLASS A PREFERRED STOCK MAY BE ISSUED

     The Corporation anticipates issuing the Class A Preferred Stock in partial consideration for (i) direct acquisitions of hotel and motel properties by the Corporation and (ii) property acquisitions structured as sale/leaseback transactions in which the Corporation receives Class II Units of Host Mortgage Company, LLC ("HMC") in exchange for the Corporation's interest in certain acquired properties. Proposal 3 of this Proxy Statement contains a detailed description of HMC and the Class II Units, including a Pro Forma Analysis of a typical hotel transaction utilizing the Class A Preferred Stock. The Corporation is in the business of acquiring high quality limited and full service properties in secondary and tertiary markets. The Corporation believes that, by issuing Class A Preferred Stock, the Corporation will be able to purchase such properties on more favorable terms than exist in the current market place. The shares of Class A Preferred Stock issued by the Corporation will be deemed restricted securities and subject to the limitations on resale set forth in the Securities Act of 1933.

     THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER BY THE CORPORATION TO SELL SHARES OF CLASS A PREFERRED STOCK OF THE CORPORATION. SUCH AN OFFER, IF AND WHEN MADE, WILL BE FULLY DESCRIBED IN AN OFFERING CIRCULAR TO EACH POTENTIAL PURCHASER OF CLASS A PREFERRED STOCK. THERE CAN BE NO ASSURANCE, HOWEVER, THAT SUCH AN OFFER WILL BE MADE.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL
                                 OF PROPOSAL 2.

       PROPOSAL TO RESERVE AND AUTHORIZE THE ISSUANCE OF UP TO 5,000,000
               SHARES OF CLASS A COMMON STOCK UPON CONVERSION OF
                                MEMBERSHIP UNITS
                                  (PROPOSAL 3)

     On April 29, 1999, the Corporation formed Host Mortgage Company, LLC, a Delaware limited liability company ("HMC"). The capital structure of HMC consists of up to 1,667,000 Class I Units, $1.00 par value per Unit (the "Class I Units"), and up to 2,650,000 Class II Units, $4.00 par value per Unit (the "Class II Units"). The initial business purpose of HMC will be to enable the Corporation to implement an acquisition program pursuant to which HMC will acquire hotel properties structured as "sale/leaseback transactions" through the formation of lower tier operating companies of which HMC will be a minority member. In most cases, the seller of the hotel properties will own a majority of the operating company in the form of operating membership units convertible into Class A Common Stock (the "Convertible Membership Units"). The Convertible Membership Units will be issued to the seller in partial consideration of the purchase price of the acquired properties. See "Transactions in Which Convertible Membership Units May Be Issued" below.

     The Corporation proposes to contribute $667,000 in cash and promissory notes to HMC in return for 667,000 Class I Units. The Board of Directors of the Corporation does not anticipate any further significant contributions relating to the acquisition of Class I Units in the immediate future. The Corporation also proposes that the remaining Class I Units (up to 1,000,000) will include a conversion feature and be sold to an outside investor or investors in the form of a private placement offering. Assuming the issuance of a maximum of 1,000,000 Class I Units, the Class I Units issued to the outside investor or investors will be convertible after a period of four years into a maximum of 333,333 shares of the Class A Common Stock of the Corporation. The Class I Units owned by the Corporation will not be convertible into Class A Common Stock.

     The Class II Units will be reserved for issuance to the Corporation based upon (i) additional contributions made by the Corporation to HMC in the form of cash, notes or other property and (ii) transactions in which the Corporation issues shares of Class A Preferred Stock as partial consideration for the purchase price of properties acquired by the Corporation which are subsequently contributed to HMC in return for Class II Units. See Proposal 2 of this Proxy Statement for a detailed description of the Class A Preferred Stock. Although the terms of the Class II Units have not been fully established, the anticipated material terms approved by the Board of Directors include (i) a preference over distributions to the Class I Units with appropriate distinctions for distributions of operating cash flow and capital, (ii) voting rights on a one-for-one basis with the Class I Units, and (iii) a cumulative distribution of 11% payable quarterly in arrears. The Class II Units owned by the Corporation will not be convertible into Class A Common Stock.

     The Articles of Incorporation of the Corporation deny preemptive rights to existing stockholders upon issuance of Class A Common Stock in conversion of the Class I Units or Convertible Membership Units. The Corporation will not solicit any further authorization form the stockholders prior to the issuance of Class A Common Stock upon conversion of Class I Units or Convertible Membership Units.

        TRANSACTIONS IN WHICH CONVERTIBLE MEMBERSHIP UNITS MAY BE ISSUED

     HMC will focus on the acquisition of hotel properties through two types of sale/leaseback transactions (the "SLB Transactions") which will involve either (i) a purchase by HMC coupled with a capital lease (a "Capital Lease") with the seller or its affiliate, as lessee, or (ii) a purchase by HMC coupled with an operating lease (an "Operating Lease") with the seller or its affiliate, as lessee. The property valuation and general lease terms will not vary whether the SLB Transaction involves a Capital Lease or an Operating Lease. In addition, each SLB Transaction will allow the lessee the right to reacquire the subject property throughout the lease term. The reacquisition price under a Capital Lease will be equal to the original acquisition price, plus franchise fees and property improvement plans (if any), less amortization of base rents, times one hundred three percent (103%). The reacquisition price under an Operating Lease will generally be equal to the original acquisition price without reduction for amortization of base rents.

     HMC will seek to acquire assets with demonstrated cash flows reflecting a yield in excess of twelve percent (12%) and in which HMC will benefit from a significant arbitrage (whereby rental income paid to HMC on a specific property exceeds the debt service on such property) through the use of debt with low interest rates. The acquisition focus will be on limited-service hotels in markets where there is not a significant excess of supply or proposed new construction. In addition, HMC will consider acquiring franchised, full service hotel properties in secondary and tertiary markets if the specific hotel is a dominant property in that particular market.

     HMC will implement the SLB Transactions by purchasing hotel properties through the formation of lower tier operating companies in which HMC will own a minority of the membership units. Each operating company will then lease the acquired hotel properties back to the seller or its affiliate pursuant to either a Capital Lease or an Operating Lease. The lessee will manage and operate the hotel properties and pay monthly base rent and quarterly percentage rent to the operating company. The operating company will make distributions to the holders of the Class I Units and Class II Units of HMC based upon such rental payments. In most cases, the seller of the properties will own a majority of the operating company in the form of Convertible Membership Units. The owners of the Convertible Membership Units will have certain rights to convert such units into shares of Class A Common Stock. Conversion rights will be negotiated on a transaction by transaction basis with the limitation that the conversion price of the Convertible Membership Units cannot be less than the book value per share of the Class A Common Stock on the date of conversion. The Corporation will also retain the option to purchase the Convertible Membership Units at a predetermined price in lieu of converting such units into Class A Common Stock. The minimum holding period for conversion of the Convertible Membership Units units will be eighteen (18) months from the date of issuance of such units. In the event Convertible Membership Units are converted by a holder, the Corporation will be entitled to all distributions related to such converted units.

     The issuance of Class A Common Stock upon conversion of the Class I Units or the Convertible Membership Units may be dilutive to existing stockholders at the time of conversion. The Corporation, however, cannot forecast the potential dilution associated with such conversions. A number of factors will affect the potential dilution of existing stockholders attributable to future conversions, including, but not limited to, (i) time of conversion, (ii) payments of dividends on Class A Common Stock, (iii) previous distributions associated with Convertible Membership Units, and (iv) the market value of the Class A Common Stock at the time of conversion. The shares of Class A Common Stock issued upon conversion of the Class I Units or Convertible Membership Units will be deemed restricted securities and subject to the limitations on resale set forth in the Securities Act of 1933.

     The following table reflects a pro forma analysis for the initial year of a typical SLB Transaction of the type anticipated by the Corporation and HMC utilizing either Class A Preferred Stock or Convertible Membership Units and assuming (i) a purchase price of $10,000,000 and (ii) gross revenues of $3,300,000. The actual financial results and benefits to the Corporation and HMC may differ, perhaps significantly, from the following pro forma analysis based on a variety of factors, including, changes in property values, operating results and financial market conditions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL
                                 OF PROPOSAL 3

                PROFORMA ANALYSIS OF A TYPICAL HOTEL TRANSACTION
             Class A Preferred Stock or Convertible Membership Units
                  Initial Year of Sale/Lease Back Transaction

                                                               Class A Preferred             Membership Units
                                        PURCHASE OF HOTEL PROPERTY

Purchase Price                                                   $10,000,000                   $10,000,000
                                                                 -----------                   -----------
                                                                 -----------                   -----------
CONSIDERATION PAID AT CLOSING OF HOTEL PURCHASE:

Cash to Seller/Lessee                                            $ 8,000,000                   $ 8,000,000
Host Class A Preferred Stock                                       1,000,000
Convertible Membership Units                                                                     1,000,000
Security Deposit from Seller/Lessee                                1,000,000                     1,000,000
                                                                 -----------                   -----------

Total Consideration                                              $10,000,000                   $10,000,000
                                                                 -----------                   -----------
                                                                 -----------                   -----------

              BASE AND PERCENTAGE RENT PAID FROM SELLER/LESSEE TO OPERATING COMPANY/LESSOR

Percentage Rent                                                  $   110,000                   $   110,000
Base Rent                                                            890,000                       890,000
                                                                 -----------                   -----------
Total Rent Due from Lessee
to Operating Company                                             $ 1,000,000                   $ 1,000,000
                                                                 -----------                   -----------
                                                                 -----------                   -----------

                           CALCULATION OF DISTRIBUTIONS FROM OPERATING COMPANY

Total Rent Paid from Lessee to Operating
Company                                                          $ 1,000,000                   $ 1,000,000
Debt Service on First Lien Debt (1)                                 (760,000)                     (760,000)
                                                                 -----------                   -----------
Cash Flow Before Administrative Fee
and Distributions                                                $   240,000                   $   240,000
                                                                 -----------                   -----------
                                                                 -----------                   -----------
Administrative Fee to Host Funding, Inc.                             (20,000)                      (20,000)
Distribution to Class A Preferred Stock (2)                         (110,000)
                                                                 -----------
Distribution to Convertible Membership Units (2)                                                  (110,000)
                                                                                               -----------
Cash Available for Distribution
from Operating Company (3)                                       $   110,000                   $   110,000
                                                                 -----------                   -----------
                                                                 -----------                   -----------

---------------------------------------

     (1)  Annual Interest of 8%, annual constant of 9.5%

     (2) 11% return, payable to the extent percentage rent is paid under lease agreement.

     (3) Cash will first be distributed to HMC, then to the Corporation in payment of the Corporation's preferred return on the Class II Units of HMC owned by the Corporation. The estimated distributions to the Corporation will be between 30% and 50% of the total cash available for distribution from the operating company.

   SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

     Certain statements in this Proxy Statement constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Act of 1995 (the "Act"). The words "believe", "expect", "anticipate", "intend" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and to note that they speak only as of the date hereof. Although forward-looking statements reflect management's good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Corporation to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. The Corporation undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Certain factors that might cause a difference in actual results include, but are not limited to, the Corporation's ability to locate and acquire hotel properties on economically suitable terms and conditions; the Corporation's dependence upon rental payments from the lessee's of the Corporation's hotel properties for all of the Corporation's income; the Corporation's dependence upon the abilities of the lessee's of the Corporation's hotel properties to manage the hotel properties; risks associated with the hotel industry and real estate markets in general; and risks associated with debt financing and its availability.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Representatives of Price Waterhouse Coopers, L.L.P, the independent accounting firm that audited the consolidated financial statements of the Corporation for the fiscal year ended December 31, 1998, are expected to be available at the Annual Meeting with the opportunity to make a statement if they desire to do so and to answer questions. The Board of Directors, on recommendation of the Audit Committee, has selected the firm of Price Waterhouse Coopers, L.L.P as the Corporation's independent accountants for the year ending December 31, 1999.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposal to be presented for action at the next meeting of stockholders pursuant to the provisions of Rule 14a-8, under the Securities Exchange Act of 1934, must be received at the Corporation's principal executive offices no later than January 15, 2000, for inclusion in the proxy statement and form of proxy relating to the 2000 Annual Meeting.

                                 MISCELLANEOUS

     The Board of Directors knows of no other matters which are likely to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of Proxy to vote on such matters in accordance with their best judgment.

     The solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost thereof will be borne by the Corporation. The Corporation will also reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the Class A Common Stock of the Corporation. In addition, officers and employees of the Corporation (none of whom will receive any compensation therefore in addition to their regular compensation) may solicit proxies. The solicitation will be made by mail and, in addition, may be made by facsimile transmission, telexes, personal interviews, or telephone.

                                 ANNUAL REPORT

     The Corporation's Annual Report to Stockholders for the fiscal year ended December 31, 1998, is being sent to each stockholder with this Proxy Statement. The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "1998 Form 10-K") previously filed with the Securities and Exchange Commission is incorporated herein by reference. The Corporation will provide, without charge, a copy of the 1998 Form 10-K, upon written request, directed to: Host Funding, Inc., 6116 North Central Expressway, Suite 1313, Dallas, Texas 75206 Attention: Bona K. Allen, Secretary.

             PLEASE SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY



                                             By Order of the Board of Directors

                                             Michael S. McNulty,
                                             President


DATED:  April 30, 1999
Dallas, Texas

                                HOST FUNDING, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Host Funding, Inc. (the "Company") to be held in the Monterey Room of the Doubletree Hotel at Campbell Centre, 8250 North Central Expressway, Dallas, Texas on Monday, June 7, 1999, at 10:00 AM Dallas time, and the Proxy Statement in connection therewith; and (2) appoints Bona
K. Allen and John G. Rebensdorf, and each of them, for and in the name, place and stead of the undersigned to vote upon and act with respect to all of the shares of capital stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof, and the undersigned directs that this proxy be voted as follows:

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                        PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE!

                        ANNUAL MEETING OF STOCKHOLDERS
                              HOST FUNDING, INC.

                                JUNE 7, 1999





              * PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED *
                        ___
/X/ PLEASE MARK YOUR    |                                                    |
    VOTES AS IN THIS                                                         ---
    EXAMPLE USING
    DARK INK ONLY.

                    FOR all nominees                 WITHHOLD
                listed at right (except          AUTHORITY to vote
                   as marked to the          for all nominees listed
                    contrary below)                 at right
a) Election of           / /                          / /              NOMINEES: Guy E. Hatfield
   Officers.                                                                     Michael S. McNulty
                                                                                 William M. Birdsall
                                                                                 Robert E. Dixon
                                                                                 Brian K. Rodgers
(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

---------------------------------------------------------------


                                                  FOR   AGAINST   ABSTAIN
b) Designation and authorization of the           / /     / /       / /
   issuance of up to 5,000,000 shares of
   Class A Preferred Stock.

                                                  FOR   AGAINST   ABSTAIN
c) Reservation and authorization of the           / /     / /       / /
   issuance of up to 4,000,000 shares of
   Class A Common Stock upon conversion
   of Membership Units.


d) In the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE,
THIS PROXY WILL BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO ABOVE.

   The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that the proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.


Signature:                              Signature (if held jointly):                               Date:
          ----------------------------                             ------------------------------      ----------------

NOTE: Please date this proxy and sign your name exactly as it appears herein. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please date, sign and mail this proxy card in the enclosed envelope. No postage is required.